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                                                                   Exhibit 4.4.1

                Amendment No. 1 to Friedman's Inc. 1999 Long -
                              Term Incentive Plan

     Section 5.1 shall be replaced in its entirety by the following:

       "  5.1. NUMBER OF SHARES. Subject to adjustment as provided in Section
               ----------------
       14.1, the aggregate number of shares of Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award (such as with a Stock Appreciation Right or Performance Unit Award) shall be 1,000,000, of which not more than 10% may be granted as Awards of Restricted Stock or unrestricted Stock Awards."


     The foregoing is hereby acknowledged as being the First Amendment to the Friedman's Inc. 1999 Long-Term Incentive Plan, as adopted by the Board of Directors of Friedman's Inc. on February 28, 2001.


                                       Friedman's Inc.


                                       By: /s/ Victor M. Suglia
                                       -----------------------------------
                                       Name:  Victor M. Suglia
                                       Title: Senior Vice President- Chief
                                              Financial Officer